Exhibit 99.1
FiberMark 161 Wellington Road P.O. Box 498 Brattleboro, VT 05302 Tel 802 257 5981 Fax 802 257 5900 Fax 802 257 5900 E-mail info@fibermark.com

FOR IMMEDIATE RELEASE	Contact: Janice C. Warren Director of Investor Relations and Corporate Communications

FIBERMARK ANNOUNCES EMPLOYEE LAYOFFS

BRATTLEBORO, VERMONT—July 22, 2003—FiberMark, Inc. (NYSE:FMK) today announced plans for further staff reductions. The company expects to eliminate approximately 100 positions in the U.S., resulting in estimated annual savings of $5.0 million. Although most of the reductions will take place this week, the full savings benefits are likely to be realized during 2004. The company will take a pre-tax charge of approximately $1.5 million during the third quarter for severance expenses.

Reductions will account for approximately 9% of FiberMark employees in the U.S., and will affect all functional areas. No staffing changes are planned in the company’s German operations due to the continued strength in order levels and operational performance.

“Faced with protracted weak business conditions, we need to further reduce our costs and align our staffing needs with our revenue levels,” said Alex Kwader, chairman and chief executive officer. “In addition, we continue to pursue a variety of other cost-savings measures to address this challenging economic environment.”

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide. Products include filter media for transportation applications and vacuum cleaner bags; base materials for specialty tapes, electrical, electronics and graphic arts applications, wallpaper, building materials and sandpaper and cover/decorative materials for office and school supplies, publishing, printing and premium packaging. The company has 11 facilities in the eastern United States and Europe.

This press release contains forward-looking statements. Actual results may differ depending on the economy and other risk factors discussed in the company's Form 10K filed with the SEC March 31, 2003, and accessible on the company's Web site: www.fibermark.com .

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